Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement") dated effective as of October 31, 2007, between JOEL D. MELKA ("Executive") and SYNTHETECH, INC., an Oregon corporation ("Synthetech").

RECITAL

A.	Executive has been employed as the Vice President of Operations of Synthetech.

B.
The Executive's employment relationship with Synthetech has ended, Executive will receive certain severance and other payments in connection therewith and Executive will release Synthetech and certain other persons and entities from claims, all as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Last Day of Employment.  The parties agree that Executive's employment shall terminate effective as of October 31, 2007 (the "Termination Date"), and the parties hereby agree that Executive's last day of employment with Synthetech will be the Termination Date.  Executive hereby resigns as an officer of Synthetech effective as of the Termination Date.
Synthetech has paid Executive's final paycheck, including accrued vacation pay, on the Termination Date, net of applicable withholding taxes to be deducted from that amount.  Executive acknowledges and agrees that the amount of his final paychecks includes all earned but unpaid wages and bonuses, all unused paid time off pay, reimbursement for all unreimbursed business expenses incurred by Executive in connection with Executive's employment, and any other compensation or benefits that Executive is entitled upon cessation of employment, net of applicable taxes to be withheld.
Executive agrees to provide reasonable transition assistance to Synthetech as may be requested from time to time after the Termination Date by Synthetech's President.

2.           Settlement Payments and Other Consideration.  Provided that (a) Executive is not in breach of any of his obligations to Synthetech under this Agreement or Section 8 ("Nonsolicitation") of the Employment Agreement dated as of January 13, 2006 between Synthetech and Executive (the "Employment Agreement") or The Proprietary Information and Employee Inventions Agreement and (b) Executive has not revoked the release of claims set forth in Section 3 of this Agreement, Synthetech will:  (i) pay Executive the amount of $11,666.67 for each of the six (6) months immediately following the Termination Date (as defined in Section 3 of this Agreement), on or around the last day of each month commencing November 30, 2007 in accordance with Synthetech's standard payroll practices and net of applicable withholding taxes to be deducted from such amount (the "Settlement Payments"), settlement payments are not eligible compensation for deferment or Company matching contributions pursuant to Synthetech’s 401(K) Profit Sharing Plan; and (ii) pay the Company’s portion of any premiums ("the COBRA Payments"), net of applicable withholding taxes, necessary to continue Executive’s health insurance coverage under Synthetech's health insurance plan pursuant to COBRA (provided that Executive timely elects COBRA coverage under Synthetech's health insurance plan) until the earlier of six (6) months beginning November 1, 2007, or the first date that Executive is eligible to be covered under another health insurance plan or program.  Executive agrees to notify Synthetech at least seven (7) days in advance of the commencement of such coverage under another health insurance plan or program.

3.           Release of Claims by Executive.  In connection with his receipt of the Settlement Payments, the COBRA Payments and other benefits offered to him under this Agreement (collectively, the "Settlement"), and in connection with the termination of his employment, Executive agrees to the following release (this "Release"):

(a)           On behalf of himself, his heirs, executors, administrators, successors and assigns, Executive hereby fully and forever releases and discharges Synthetech, its current, former and future parents, subsidiaries, related entities, attorneys, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Released Parties”) from any and all claims, causes of action, and liabilities arising out of or relating in any way to his employment with Synthetech, including, but not limited to, the (i) offer and termination of his employment and (ii) the Employment Agreement.

(b)           Executive understands and agrees that this Release is a full and complete waiver and release of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the Equal Pay Act of 1963, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, as amended, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other state, federal or local laws and regulations relating to employment or employment discrimination.  The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation.  Executive does not presently believe he has suffered any work-related injury or illness.

(c)           Executive understands and agrees that Synthetech will not provide him with the Settlement Payments or COBRA Payments unless he agrees to this Release.

(d)           Without limiting the generality of the foregoing release of all claims, Executive expressly represents and warrants that he is accepting the Settlement in resolution of any and all actual and/or potential disputes regarding and in full satisfaction of any and all claims that he may have against Synthetech for unpaid compensation, including, without limitation, salary and bonuses.

(e)           Executive acknowledges that he may discover facts different from or in addition to those which he now knows or believes to be true and that this Release shall be and remain effective in all respects even if he discovers new or additional facts after he signs this Agreement.

(f)           As part of his existing and continuing obligation to Synthetech, he has returned, or within seven days of the Termination Date, will return to Synthetech all Synthetech documents, information and property, including, without limitation, files, records, computer access codes and instruction manuals, as well as any Synthetech assets or equipment that he has in his possession or under his control.

Executive further agrees not to keep any copies of Synthetech documents or information.  Executive affirms his obligation to keep all Synthetech Information confidential and not to disclose it to any third party in the future.  Executive understands that the term “Synthetech Information” includes, but is not limited to, the following:  (i) confidential information, including, without limitation, information received from third parties under confidential conditions; and (ii) information concerning customers (including, without limitation, customer lists), as well as other technical, scientific, marketing, business, product development or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of Synthetech.

(g)           Executive represents and warrants that he is the sole owner of any and all claims relating to his employment with Synthetech, and that he has not assigned or transferred any claims relating to his employment to any other person or entity.

(h)           Executive agrees to keep this Release and the other terms of this Agreement confidential and not to reveal its contents to anyone except his lawyer, his spouse and/or his financial consultant if they agree to keep such information confidential.

(i)           Executive understands and agrees that neither this Release nor this Agreement shall be construed at any time as an admission of liability or wrongdoing by either himself or any Released Party.

(j)           Executive acknowledges that this Release was presented to him on November 3, 2007 and that he is entitled to have twenty-one (21) days’ time after receipt of this Release within which to review and consider and discuss with an attorney of his own choosing whether or not to sign this Agreement and agree to this Release.  Executive further understands that, for the period of seven (7) days after the date he signs this Agreement and agrees to this Release, he may revoke it by delivering a written notification of his revocation, no later than the seventh day to Synthetech as set forth in Section 6(b) below.  Executive further understands that the Effective Date of this Release will be the eighth day after he has signed this Agreement, provided that (x) he has delivered an executed copy of this Agreement to Synthetech and Executive has not revoked this Release during the seven days after the date he signed this Agreement and (y) Synthetech's obligations with respect to the Settlement will not be effective until the Effective Date.

4.           Continuing Obligations of Confidentiality and Nonsolicitation.  Executive acknowledges his continuing obligations under Section 8 of the Employment Agreement, and agrees that although his employment relationship will terminate effective as of the Termination Date, Executive will continue to abide by all of his covenants and agreements under that Section of the Employment Agreement.

5.           Nondisparagement.  Each party agrees to refrain at all times from making any remarks or statements, whether oral or written, or taking any action that disparages or is, or could reasonably be expected to be, detrimental to, the character, goodwill or reputation of the other party or any of its officers, directors, shareholders, employees or other affiliates; provided, however, that the foregoing shall not prohibit either party from giving truthful testimony under oath in response to a subpoena.  Synthetech agrees to use its best efforts to ensure that Synthetech's executive employees refrain from disparaging Executive.

6.           Miscellaneous.

(a)           The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, Synthetech, its successors and assigns, and Executive, the personal representative of his estate and his heirs and legatees; provided, however, Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.

(b)           Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or, if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice, demand or other communication shall be served personally; service shall be conclusively deemed made at the time of such personal service.  If such notice, demand or other communication is given by mail, service shall be conclusively deemed made at the time of the receipt by the party to whom such notice, demand or other communication is sent. Any and all notices, demands or other communications shall be delivered to the following addresses:

To Synthetech:	Synthetech, Inc.
1290 Industrial Way
P.O. Box 646
Albany, OR 97321
Attention: Chief Executive Officer

With a copy to:	Perkins Coie LLP
1120 NW Couch Street, Tenth Floor
Portland, OR 97209-4128
Attention: David Matheson

To Executive:	Joel D. Melka
4105 Sunset Hills Dr.
Turner, OR 97392

(c)           No waiver of any term or provision of this Agreement shall be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought.  The waiver of any term or provision of this Agreement shall not apply to any subsequent breach of this Agreement.

(d)           This Agreement may only be amended by a written instrument signed by Executive and an authorized officer of Synthetech.

(e)           The provisions of this Agreement shall be construed and interpreted under the laws of the State of Oregon applicable to contracts made and to be performed in Oregon by persons domiciled in Oregon.  If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permitted by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.  Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

(f)           This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

(g)           Each party acknowledges that such party does not rely upon any representation or statement by any other party to this Agreement or any such party's representatives concerning the subject matter of this Agreement, except as expressly set forth in the text of this Agreement.

(h)           This Agreement, together with The Proprietary Information and Employee Inventions Agreement  and Section 8 of the Employment Agreement, set forth the entire understanding among the parties and their affiliates with respect to the subject matter hereof and, subject to the following sentence, supersede any prior agreements or understandings, express or implied, pertaining to the terms of Executive's employment with Synthetech and the termination of the employment relationship.  The parties hereby agree that on the Effective Date the Employment Agreement (other than Section 8, which shall survive the Effective Date), shall terminate and be of no further force or effect.

(i)           All payments and benefits provided herein shall be less applicable deductions and withholdings.

(j)           Except as set forth in Section 6(k) below, any controversy or claim arising out of or relating to this Agreement shall be fully and finally settled by arbitration in Portland, Oregon in accordance with the rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator who shall be an attorney in the Portland, Oregon area and shall be mutually agreed upon by the parties.  If the parties are unable to agree mutually as to the arbitrator within 30 days, each party shall, within 10 days after the end of such 30-day period, designate an attorney in the Portland, Oregon area who together shall mutually select a single arbitrator within 15 days after the designation of the last such designee.  Such arbitration shall not be conducted by the American Arbitration Association.  The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(k)           The parties agree that, as the damages to either party resulting from a breach of obligations under Section 4 or 5 of this Agreement, The Proprietary Information and Employee Inventions Agreement or under Section 8 of the Employment Agreement are and would be impossible to determine with reasonable certainty, the parties shall have the right, in the event of a breach of any of the other party's obligations or covenants thereunder, to specific enforcement thereof.  The remedies for breach by either party of any representation, warranty, covenant or agreement hereunder shall be cumulative, and the right of specific performance granted hereby shall not be deemed to foreclose or limit any other remedy or right under this Agreement, The Proprietary Information and Employee Inventions Agreement or the Employment Agreement, at law or in equity.

(l)           The parties agree, at any time and from time to time after the date hereof, to execute and deliver all such further agreements, documents or instruments, and promptly to take and forbear from all such action, as may be reasonably requested in order more effectively to confirm or carry out the provisions of this Agreement.

(m)           In the event of any action to enforce or interpret this Agreement, the prevailing party shall be entitled to recover, in addition to all other costs, damages and awards, its reasonable costs and attorneys' fees, both at and in preparation for trial, and in any appeal or review (including in connection with any petition for review).

7.           Voluntary Execution of Agreement.  Executive warrants that (a) he has read this Agreement, (b) he has been advised to seek independent legal counsel regarding this Agreement, (c) he has had full opportunity to consult independent counsel prior to signing this Agreement, and (d) he understands the meaning and intent of this Agreement.  Executive further warrants that his decision to sign this Agreement has been made intelligently, knowingly and voluntarily, without duress or coercion and with the full intent of releasing the Released Parties of and from any and all claims.

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PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have duly executed this SEPARATION AGREEMENT AND GENERAL RELEASE as of the dates indicated below.

EXECUTIVE	SYNTHETECH, INC.

/s/ Joel D. Melka	/s/ Gary Weber
JOEL D. MELKA	Name: Gary Weber
Title	Title: Vice President of Finance

Dated: November 11, 2007	Dated: November 20, 2007